Exhibit 99.1

CHANNELL ANNOUNCES FIRST QUARTER RESULTS

Temecula, CA – April 24, 2003 – Channell Commercial Corporation (NASDAQ:CHNL) today announced unaudited financial results for the first quarter ending March 31, 2003. For the three months ended March 31, 2003, Channell’s net revenues were $16.2 million compared to $19.8 million in the same period of 2002. Channell’s net loss in the first quarter of 2003 was ($0.3) million or ($0.03) per share compared to net income of $0.5 million or $0.05 per share.

Thomas Liguori, Chief Financial Officer, said, “First quarter results were in line with expectations. In January we sold a building in the UK for $2.2 million in cash and intend to relocate our UK operations to another site in the London area later this year. We expect 2003 earnings to be in the range of $0.26 to $0.30 per share.”

Today’s Conference Call

There will be a conference call webcast at www.companyboardroom.com at 2:30 PM Eastern time today to discuss today’s release.

About Channell

Channell Commercial Corporation is a global designer and manufacturer of telecommunications equipment primarily supplied to telephone and broadband network operators worldwide. Major product lines include a complete line of thermoplastic and metal fabricated enclosures, advanced copper termination and connectorization products, and fiber-optic cable management systems. Channell’s headquarters and U.S. manufacturing facilities are in Temecula, California. International operations include facilities in Toronto (Canada), London (U.K.), and Sydney (Australia).

Forward-Looking Statements

Forward-looking statements contained within this press release are subject to many uncertainties in the Company’s operations and business environments. Examples of such uncertainties include customer demand, material costs, integration of acquired businesses and worldwide economic conditions among others. Such uncertainties are discussed further in the Company’s annual report/10K and S-1 filed with the Securities and Exchange Commission.

Contact

George C. Christy, Treasurer

tel 909.719.2600 fax 909.296.2333

E-Mail: gchristy@channellcorp.com

— Financials to Follow —

CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(amounts in thousands, except per share data)

	Three months ended March 31,
	2003	2002
Net sales	$16,218	$19,841
Cost of goods sold	11,736	13,359

Gross profit	4,482	6,482

Operating expenses
Selling	2,302	2,169
General and administrative	1,852	2,001
Research and development	395	392

	4,549	4,562

(Loss) income from operations	(67)	1,920
Interest expense, net	121	770

(Loss) income before income taxes	(188)	1,150
Income taxes	100	654

Net (loss) income	$(288)	$496

Net (loss) income per share
Basic	$(0.03)	$0.05

Diluted	$(0.03)	$0.05

Weighted average number of shares outstanding
Basic	9,125	9,025

Diluted	9,125	9,066

Net (loss) income	$(288)	$496
Other comprehensive income (loss), net of tax Foreign currency translation adjustments	470	(66)

Comprehensive net income	$182	$430

EBITDA	$1,566	$3,613

CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	March 31, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$4,061	$3,162
Accounts receivable, net	9,695	10,156
Inventories	8,036	7,757
Deferred income taxes	1,037	1,037
Prepaid expenses and misc. receivables	1,315	1,090
Income taxes receivable	406	247

Total current assets	24,550	23,449
Property and equipment at cost, net	21,353	25,431
Deferred income taxes	4,467	4,367
Intangible assets, net	504	504
Other assets	424	412

	$51,298	$54,163

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,487	$5,820
Short term debt (including current maturities of long term debt)	952	952
Current maturities of capital lease obligations	474	694
Accrued restructuring liability	1,941	2,155
Accrued expenses	3,638	3,625

Total current liabilities	11,492	13,246

Long term debt, less current maturities	3,597	4,877
Capital lease obligations, less current maturities	27	25
Deferred gain on sale leaseback transaction	559	574
Commitments and contingencies	—	—

Stockholders’ equity
Preferred stock, par value $.01 per share, authorized – 1,000 shares, none issued and outstanding	—	—
Common stock, par value $.01 per share, authorized – 19,000 shares; issued – 9,369 shares in December 31, 2002 and March 31, 2003; outstanding – 9,125 shares in December 31, 2002 and March 31, 2003	94	94
Additional paid-in capital	28,655	28,655
Treasury stock – 244 shares in 2002 and 2003	(1,871)	(1,871)
Retained earnings	10,268	10,556
Accumulated other comprehensive income (loss) – Foreign currency translation	(1,523)	(1,993)

Total stockholders’ equity	35,623	35,441

Total liabilities and stockholders’ equity	$51,298	$54,163

CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(amounts in thousands)

	Three months ended March 31,
	2003	2002
Cash flows from operating activities:
Net (loss) income	$(288)	$496
Depreciation and amortization	1,633	1,693
Deferred income taxes	(100)	667
Loss on disposal of fixed asset	95	—
Foreign currency transaction gain	38	—
Change in assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	416	315
Inventories	(202)	460
Prepaid expenses	(10)	314
Other	(13)	35
Income taxes receivable	(215)	—
Increase (decrease) in liabilities:
Accounts payable	(983)	421
Accrued expenses	43	(131)
Restructuring liability	(196)	(220)
Income taxes payable	—	100

Net cash provided by operating activities	218	4,150

Cash flows from investing activities:
Acquisition of property and equipment	(126)	(296)
Proceeds from the sales of property and equipment	2,277	—

Net cash provided by (used in) investing activities	2,151	(296)

Cash flows from financing activities:
Repayment of debt	(1,280)	(7,283)
Repayment of obligations under capital lease	(223)	(604)

Net cash (used in) financing activities	(1,503)	(7,887)

Effect of exchange rates on cash	33	6

Increase (decrease) in cash and cash equivalents	899	(4,027)
Cash and cash equivalents, beginning of period	3,162	8,762

Cash and cash equivalents, end of period	$4,061	$4,735

Cash paid during the period for:
Interest	$88	$658

Income taxes	$282	$36

CHANNELL COMMERCIAL CORPORATION

RECONCILIATION OF EBITDA (Unaudited)

(amounts in thousands)

	Three months ended March 31,
	2003	2002
Net (loss) income	$(288)	$496
Interest expense, net	121	770
Income taxes	100	654
Depreciation & amortization	1,633	1,693

EBITDA	$1,566	$3,613

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